EX-99.77K
CHANGE IN REGISTRANT'S CERTIFYING ACCOUNTANT

(a)(1) Previous independent accountant

     (i)   See Sub-Item 77Q1(f)

     (ii)  See Sub-Item 77Q1(f)

     (iii) See Sub-Item 77Q1(f)

     (iv)  See Sub-Item 77Q1(f)

     (v)   See Sub-Item 77Q1(f)

(a)(3) See Sub-Item 77Q1(f)

(b)  New Independent accountant

     (i) The Registrant engaged Ernst & Young LLP as its new independent accountant on July 1, 1999.